Exhibit 10.2

AMENDMENT NO. 2 TO THE
ENSCO 2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       THIS AMENDMENT No. 2, executed this 11th day of March, 2008, and effective as of the dates specified herein, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

W I T N E S S E T H:

       WHEREAS, the Company adopted the ENSCO 2005 Supplemental Executive Retirement Plan (the "2005 SERP"), effective January 1, 2005;

       WHEREAS, the Board of Directors of the Company, upon recommendation of its Nominating, Governance and Compensation Committee (the "Committee"), approved Amendment No. 1 to the 2005 SERP during a regular meeting held on November 6, 2007;

       WHEREAS, the Board of Directors of the Company, upon recommendation of the Committee, has approved this Amendment No. 2 to the 2005 SERP during a regular meeting held on March 10, 2008; and

       WHEREAS, the Company now desires to adopt this Amendment No. 2 to the 2005 SERP in order to amend Section 7.2 of the 2005 SERP to (i) revise, effective as of January 1, 2008, the investment funds available for election by a participant for investment of his account consistent with the simultaneous revision to the registered mutual funds offered to the participants in the ENSCO Savings Plan, (ii) expand, effective June 1, 2008, the permissible investment options of a participant's account to provide that a participant may direct that up to 100 percent of the balance of his account may be invested pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, (iii) provide, effective June 1, 2008, a limitation on the portion of a participant's account that may be invested in the Company stock fund, and (iv) provide, effective June 1, 2008, for the manner of investment of the account of any participant who fails to affirmatively direct the investment of his or her account when he or she initially becomes eligible to participate in the 2005 SERP;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 2 to the 2005 SERP:

       Section 7.2 of the 2005 SERP is hereby amended to read as follows:

       7.2  Investments.  If a trust is established as provided for in Section 7.1, earnings and/or losses of the trust attributable to amounts credited to a Participant's Account shall increase or, if applicable, decrease such Participant's Account for purposes of determining the Participant's Benefits payable hereunder. The Committee may determine from time to time to direct the investment manager appointed pursuant to any such trust to invest the balance of a Participant's Account in accordance with the wishes and written directions of that Participant from among the registered mutual funds and the Company stock fund offered to the participants in the 401(k) Plan (which have been revised effective as of January 1, 2008) from time to time under the terms of the 401(k) Plan. Separate elections may be made with respect to the different types of contributions credited to his Account. If the Committee determines for any reason that a particular registered mutual fund available under the 401(k) Plan cannot be made available under the Plan, a comparable fund will be substituted in its place.

       Up to 100 percent of the balance of a Participant's Account attributable to Deferred Compensation, Employer Discretionary Contributions, if any, and Matching Contributions, if any, credited to his Account on or before May 31, 2008 may be invested in the Company stock fund. Effective June 1, 2008, a Participant may not direct more than 50 percent of the balance of his Account attributable to Deferred Compensation, Employer Discretionary Contributions, if any, and Matching Contributions, if any, credited to his Account after May 31, 2008 may be invested in the Company stock fund. If the investment election of any Participant in effect on June 1, 2008 provides for an election in excess of 50 percent to the Company stock fund, that investment election shall be automatically revised, effective June 1, 2008, with respect to the specific election to the Company stock fund to provide for an election of 50 percent to the Company stock fund and the percentage elected in excess of 50 percent shall be deemed to be an election of that excess percentage to the particular T. Rowe Price target date retirement fund offered to participants in the 401(k) Plan determined by the age of the Participant. Notwithstanding that the balance of a Participant's Account that is invested in the Company stock fund on June 1, 2008 is 50 percent or more of the total balance of his Account on that date, the Participant's Account may continue to hold that investment interest in the Company stock fund after May 31, 2008 and the investment election in the Company stock fund permitted by the two preceding sentences with respect to contributions credited to his Account after May 31, 2008 shall not be affected. A Participant shall not be permitted, however, to direct the investment manager (in writing, or if allowed by the Administrator, by giving an interactive electronic communication) after May 31, 2008 to change the investment of the then balance of his Account if (i) that investment election requires reinvestment of any portion of his Account into the Company stock fund and the balance of his Account that is invested in the Company stock fund on that date is 50 percent or more of the total balance of his Account on that date, or (ii) the effect of that investment election would result in more than 50 percent of the total balance of his Account on that date being invested in the Company stock fund.

       Effective June 1, 2008, the Committee has also determined that it will direct the investment manager appointed pursuant to any such trust to invest up to 100 percent of the balance of a Participant's Account in accordance with the wishes and written directions of that Participant pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, as amended from time to time.

       If a Participant is permitted to direct the investment manager appointed pursuant to any trust established pursuant to Section 7.1 to invest the balance of his Account and fails to complete and file with the Administrator using the form furnished by the Administrator or, if allowed by the Administrator, to give an interactive electronic communication, directing the investment manager concerning the investment of his Account, the entire balance of his Account shall be invested in the same manner as the investment allocation then currently in effect for that Participant's individual account in the 401(k) Plan pending the Administrator's receipt of investment direction from or an interactive electronic communication by the Participant, or in such other default investment fund or funds as may be determined by the Administrator from time to time.

       IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment No. 2 to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED

  /s/ Charles A. Mills
By:  Charles A. Mills, Vice President - Human Resources and Security

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